CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-239510, 333-268312, and 333-279275) and Form S-8 (Nos. 333-239509, 333-249287, 333-270535, 333-270536, 333-270945, and 333-277946) of Larimar Therapeutics, Inc. of our report dated March 24, 2025 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 24, 2025